EXHIBIT 23.2

                         Consent of Independent
                     Certified Public Accountants


The Board of Directors
SeraCare Life Sciences, Inc.:


     We consent to the use of our report dated December 10, 2001, with respect to the balance sheet of SeraCare Life Sciences, Inc. as of September 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for the seven months ended September 30, 2001 and each of the two years in the period ended February 28, 2001 appearing in the Company's annual report on Form 10-K for the year ended September 30, 2002, which is incorporated by reference herein in this registration statement on Form S-8.


/s/ BDO Seidman LLP

Los Angeles, California
November 17, 2003